UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NORTHWEST INDIANA BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9204 Columbia Avenue, Munster, Indiana 46321 / (219) 836-4400
March 24, 2006
Dear Shareholder:
     You are cordially invited to attend the Annual Meeting of Shareholders of NorthWest Indiana Bancorp to be held at the Corporate Center of Peoples Bank, Munster, Indiana, on Wednesday, April 19, 2006 at 10:30 a.m.
     The attached Notice of Annual Meeting of Shareholders and Proxy Statement describes the formal business to be transacted at the meeting. During the meeting, we will also report on the Bancorp’s operations. Directors and Officers as well as a representative from our independent accounting firm Crowe, Chizek and Company LLP, will be present to respond to any question that shareholders may have.
     Please sign, date, and return the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.
Sincerely,
/s/David A. Bochnowski
David A. Bochnowski
Chairman,
Chief Executive Officer

NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 19, 2006
     Notice is hereby given that the Annual Meeting of Shareholders of NorthWest Indiana Bancorp (the “Company”) will be held at the Corporate Center of Peoples Bank SB, 9204 Columbia Avenue, Munster, Indiana, on Wednesday, April 19, 2006, at 10:30 A.M., for the following purposes:
(1)	To elect four directors for three-year terms expiring in 2009;

(2)	To ratify the appointment of Crowe Chizek and Company LLC as independent registered public accounting firm for the year ending December 31, 2006; and

(3)	To consider and act upon any other business as may properly come before the meeting or any adjournment thereof.
     All shareholders of record at the close of business on February 28, 2006, will be entitled to vote at the meeting or any adjournment thereof.
     It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy card in the accompanying addressed, postage-prepaid envelope. In order to avoid the additional expense of further solicitation, we ask your cooperation in mailing your proxy card promptly. If you attend and vote at the meeting, your proxy will be canceled.
     A copy of our Annual Report for the fiscal year ended December 31, 2005, is enclosed with this material. The Annual Report is not a part of the proxy material enclosed with this letter.

Jon E. DeGuilio, Executive Vice President and Secretary

March 24, 2006

ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
COMPENSATION OF AND TRANSACTIONS WITH OFFICERS AND DIRECTORS
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDER PROPOSALS
SHAREHOLDER COMMUNICATIONS
CODE OF ETHICS
ANNUAL REPORT ON FORM 10-K
INCORPORATION BY REFERENCE

NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
APRIL 19, 2006
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NorthWest Indiana Bancorp (the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Meeting”) to be held at 10:30 A.M., on Wednesday, April 19, 2006, at the Corporate Center of Peoples Bank SB, located in Munster, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors knows of no matters, other than those reported below, which are to be brought before the Meeting. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.
     At the close of business on February 28, 2006, the record date for the Meeting (the “Voting Record Date”), there were 2,788,141 shares of the Company’s Common Stock outstanding and entitled to vote at the Meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.
     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company’s Secretary or by attendance at the Meeting. Unless revoked, a proxy will be voted at the Meeting in accordance with the instructions thereon, or, if no instructions are given, FOR the election as directors of all nominees listed under Proposal 1 and FOR Proposal 2. Directors will be elected by a plurality of the votes cast. Proposal 2 is subject to the vote of the holders of a greater number of shares favoring such proposal than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Because none of the proposals to be considered at the meeting requires the affirmative vote of a specified number of outstanding shares (they require only a plurality or a majority of the shares voted), neither the non-voting of shares nor abstentions on a specific proposal will affect the determination of whether such proposal will be approved.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the Company’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation. It is expected that this Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy will first be mailed to shareholders on or about March 24, 2006.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees
     The Board of Directors currently is comprised of eleven directors divided into three classes, two of which have four directors each and one of which has three directors, with the term of one class expiring each year. Each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and thereafter until such director’s successor is elected and qualified. Each of the Company’s directors also serves on the Board of Directors of the Company’s wholly owned subsidiary, Peoples Bank SB (the “Bank”), for a term running concurrently with his or her term on the Company’s Board of Directors.
     The nominees for election this year are David A. Bochnowski, James L. Wieser, Kenneth V. Krupinski, and Anthony Puntillo, D.D.S., M.S.D. Each has been nominated by the Board of Directors for election as a director for a term to expire at the 2009 annual meeting of shareholders and until his or her successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions thereon, to vote such proxy for the election to the Board of Directors of these three individuals.
     Each nominee has consented to be named herein and to serve as a director if elected. However, if any nominee becomes unavailable for election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.
     Unless otherwise indicated in a footnote to the following table, the principal occupation of each director and nominee has been the same for the last five years, and each such director or nominee possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by him or her.

				Shares
				Beneficially	Percent
		Present Principal	Director	Owned on	of
Name	Age	Occupation	Since	February 28, 2006	Class
Nominees for Director

(Term expiring at annual meeting of shareholders in 2009)
David A. Bochnowski	60	Chairman and Chief Executive Officer of the Company (2)	1977	332,188 (1)	11.9%
James L. Wieser	58	Attorney with Wieser, Sterba & Wyllie, LLP, Schererville, Indiana (2)	1999	11,184	0.4%
Kenneth V. Krupinski	58	Certified Public Accountant and Principal with Swartz Retson, P.C., Merrillville, Indiana	2003	3,560	0.13%
Anthony Puntillo, D.D.S., M.S.D.	39	Orthodontist, President of Puntillo Orthodontics, P.C.	2004	3,000	0.11%

				Shares
				Beneficially		Percent
		Present Principal	Director	Owned on		of
Name	Age	Occupation	Since	February 28, 2006		Class
Directors Continuing in Office

(Term expiring at annual meeting of shareholders in 2007)
Leroy F. Cataldi, P.D.	70	Retired Pharmacist and former owner of Cataldi Prescription Shoppe, Sauk Drugs and Southlake Pharmacy	1977	63,975	(3)	2.3%
Edward J. Furticella	59	Former Executive Vice President and CFO of the Company. Currently part- time employee of the Company and Continuous Lecturer at Purdue University, Calumet Campus	2000	63,702	(4)	2.3%
Stanley E. Mize	64	Retired; formerly President of Stan Mize Towne & Countree Auto Sales, Inc., Schererville, Indiana	1997	35,746	(5)	1.3%

(Term expiring at annual meeting of shareholders in 2008)
Frank J. Bochnowski	67	Retired; formerly Executive Vice President and Secretary of the Company (2)	1999	33,544	(6)	1.2%
Lourdes M. Dennison	64	Executive Coordinator Asian American Medical Association; Managing Partner D&T LLC, a real estate investment partnership (8)	1983	58,742	(7)	2.1%
Joel Gorelick	58	President and Chief Administrative Officer of the Company	2000	63,396	(1)	2.3%
Don Fesko	33	Administrator of Community Hospital in Munster, Indiana	2005	530		.02%

(1)	For further information regarding the beneficial ownership of these shares, see “Security Ownership By Certain Beneficial Owners and Management” below.

(2)	Frank J. Bochnowski and David A. Bochnowski are first cousins. James L. Wieser is the brother-in-law of Jon E. DeGuilio, an executive officer of the Company.

(3)	Includes 1,915 shares owned by Mr. Cataldi’s spouse.

(4)	Includes 32,320 shares held jointly with Mr. Furticella’s spouse and 664 shares held by his spouse. Also includes stock options for 4,792 shares of Common Stock which were exercisable at, or within 60 days after, the Voting Record Date, 900 shares of restricted stock over which Mr. Furticella has voting but not dispositive power and 16,158 shares allocated to Mr. Furticella under the Profit Sharing Plan as to which Mr. Furticella has dispositive and voting power. Excludes 8,000 shares subject to stock options which are not exercisable within 60 days of the Voting Record Date.

(5)	Includes 3,227 shares owned by Mr. Mize’s spouse, 22,911 owned jointly with his spouse, and 1,009 held by Mr. Mize as custodian for his granddaughter.

(6)	Includes 7,632 shares owned by Mr. Bochnowski’s spouse and 6,424 held as co-trustee of a trust for the benefit of Mr. Bochnowski’s mother. Also includes stock options representing 9,450 shares of Common Stock which were exercisable at, or within 60 days of, February 28, 2006.

(7)	Includes 42,140 shares owned by Mrs. Dennison’s spouse.

(8)	Prior to December 2002, Ms. Dennison was Administrative Director, Kumpol Dennison Surgical Corp. in Merriville, Indiana.
The Board of Directors recommends a vote FOR the nominees listed above.
Meetings and Committees of the Board of Directors
     The Board of Directors conducts its business through meetings of the Board and its committees. During the year ended December 31, 2005, the Board held 12 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served. All of the Company’s eleven Directors in office at that time attended the Company’s 2005 annual meeting of shareholders.
     The Board of Directors has appointed an Executive Committee, composed of Directors David Bochnowski (Chairman), Frank Bochnowski, Dennison, Cataldi and Mize. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular Board meetings, except with respect to the declaration of dividends and other extraordinary corporate transactions.
     The Board of Directors has a Nominating and Corporate Governance Committee which currently consists of Directors Mize (Chairman), Frank Bochnowski, Cataldi, Dennison, Krupinski, Puntillo and Fesko, although Messrs. Krupinski and Puntillo abstained from voting on the director nominees this year. Each voting member of the Nominating and Corporate Governance Committee is “independent,” as such term for nominating committee members is defined in the listing standards of the Nasdaq Stock Market. The Board of Directors has adopted a written Charter of the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.ibankpeoples.com. The primary functions of the Nominating and Corporate Governance Committee are to retain and terminate any search firm to be used to identify director candidates; to assess the need for new directors and report annually to the Board with an assessment of the Board’s performance; to review and reassess the adequacy of the Company’s Corporate Governance Guidelines and recommend any proposed changes to the Board for approval; to lead the Board in its annual review of the Board’s performance; to recommend to the Board director nominees for each committee of the Company; to review and reassess the adequacy of its written charter; and to annually review its own performance. The Nominating and Corporate Governance Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Company and willingness to devote adequate time to Board duties. During the year ended December 31, 2005, the Nominating and Corporate Governance Committee held three meetings.
     The Nominating and Corporate Governance Committee also will consider director candidates recommended by the Company’s shareholders. A shareholder who wishes to nominate an individual as a director candidate at next year’s annual meeting of shareholders, rather than recommend the individual to the Board as a potential nominee, must comply with the advance notice requirements described under “Shareholder Proposals.”

     The Board of Directors has appointed an Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which is composed of Directors Wieser (Chairman), Mize and Krupinski. Mr. Mize and Mr. Krupinski are independent within the meaning of the listing standards of the National Association of Securities Dealers, Inc. Director Wieser is not considered to be independent because he is the brother-in-law of Jon E. DeGuilio, an executive officer of the Company. The Board of Directors has determined that Director Krupinski is an “audit committee financial expert,” as that term is defined in the Securities Exchange Act of 1934.
     The Audit Committee functions as the Company’s liaison with its external auditors and reviews audit findings presented by the Company’s internal auditor. The Audit Committee, along with the external auditors and internal auditor, monitors controls for material weaknesses and/or improvements in the audit function. The Audit Committee also monitors or, if necessary, establishes policies designed to promote full disclosure of the Company’s financial condition. The Board of Directors has adopted a written Charter for the Audit Committee, a copy of which is available on the Company’s website at www.ibankpeoples.com. During the year ended December 31, 2005, the Audit Committee held ten meetings.
     The Board of Directors has appointed a Compensation & Benefits Committee (the “Compensation Committee”) composed of Directors Mize (Chairman), Dennison, Wieser, and Krupinski. Directors Mize, Dennison and Krupinski are “independent,” as such term for compensation committee members is defined in the listing standards of the Nasdaq Stock Market. Mr. Wieser is not independent within the meaning of those listing standards because he is the brother-in-law of Jon E. DeGuilio, an executive officer of the Company. The Compensation Committee is responsible for reviewing, determining and establishing the compensation of directors and (as the Bank’s Compensation Committee) the salaries, bonuses and other compensation of the executive officers of the Bank. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.ibankpeoples.com. During the year ended December 31, 2005, the Compensation Committee held three meetings.
COMPENSATION OF AND TRANSACTIONS WITH OFFICERS AND DIRECTORS
Summary Compensation Table
     The following table sets forth, for the years ended December 31, 2005, 2004, and 2003, certain cash and non-cash compensation received by each executive officer who earned in excess of $100,000 from the Bank during 2005 (a “Named Executive Officer”). The Company itself pays no compensation to its employees, and each of the named executive officers holds a similar position with the Bank. Each of the named executive officers has been employed by the Company or the Bank for more than five years.

				Long Term Compensation
		Annual Compensation		Awards
				Restricted
Name and				Stock		All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Options (3)	Compensation (4)
David A. Bochnowski	2005	$294,230	$90,301	$0	0	$42,766
Chairman and Chief	2004	277,423	86,469	24,400	3,225	48,908
Executive Officer	2003	258,162	119,180	25,250	4,000	48,909

Joel Gorelick	2005	$165,083	$37,080	$0	0	$14,054
Executive Vice President	2004	153,176	34,500	12,200	1,500	17,133
and Chief Lending Officer	2003	146,567	50,520	12,625	2,500	17,588

Jon DeGuilio	2005	$128,401	$15,425	$0	0	$10,649
Executive Vice President,	2004	121,092	13,000	0	800	13,446
General Counsel and	2003	115,376	19,030	0	1,750	13,845
Secretary

Robert T. Lowry	2005	$108,720	$14,570	$0	0	$8,838
Senior Vice President,	2004	96,963	13,000	0	425	10,713
Chief Financial Officer and	2003	91,969	17,795	2,525	1,150	11,036
Treasurer (5)

Edward J. Furticella	2005	$113,308	$20,550	$0	0	$9,972
Former Executive Vice	2004	156,877	36,000	12,200	1,500	17,565
President, Chief Financial	2003	150,453	51,860	12,625	2,500	18,054
Officer and Treasurer (6)

(1)	“Bonus” amounts represent annual payments under the Bank’s incentive plan, which is open to all employees who have been employed by September 30th of each plan year. The incentive plan is based upon the Company’s return on assets, return on equity and earnings per share. Each Named Executive Officer of the Company receives certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus.

(2)	The dollar amounts shown in this column represent the market value of the restricted stock awarded under the Company’s 1994 Stock Option and Incentive Plan and are calculated by multiplying the closing price of the Company’s Common Stock on the date of award by the number of shares awarded. Holders of restricted stock are eligible to vote the shares and to receive dividends, if any. During 2005, no shares of restricted stock were awarded to the executive officers named in the Summary Compensation Table. As of December 31, 2005, the number and value (based on the closing price of the Company’s Common Stock on December 31, 2005) of the unvested restricted stock awards held by the executive officers named in the Summary Compensation Table above were as follows: Mr. Bochnowski: 1,800 shares ($57,060); Mr. Gorelick: 900 shares ($28,530); Mr. Lowry: 100 shares ($3,170); Mr. DeGuilio: 0 shares ($0), and Mr. Furticella (900 shares) ($28,530).

(3)	“Options” reflect options granted to acquire the indicated number of shares of Common Stock. The Company has granted no stock appreciation rights.

(4)	“All Other Compensation” includes contributions by the Bank under its Profit Sharing Plan on behalf of Messrs. Bochnowski, Gorelick, Lowry, DeGuilio and Furticella of $16,800, $13,207, $8,698, $10,272 and $9,065, respectively, for 2005; $22,550, $16,849, $10,666, $13,320, and $17,256, respectively, for 2004; and $24,000, $17,588, $11,036, $13,845 and $18,054, respectively, for 2003. Such amount also includes for 2005 and 2004 the personal benefit to the officers of premiums paid for Split Dollar Plan Life Insurance on their lives in the amounts of $1,298, $847, $140, $377, and $907, respectively, for 2005, and $442, $284, $47, $126, and $309, respectively, for 2004. Mr. Bochnowski’s other compensation also includes for each of 2005, 2004, and 2003, (i) premiums in the amount of $17,930 per year paid by the Bank for disability insurance and term insurance on Mr. Bochnowski’s life pursuant to his employment agreement described below, and (ii) credits in the amount of $6,738, $7,966, and $6,979, respectively, under the Bank’s Unqualified Deferred Compensation Plan.

(5)	Mr. Lowry became Chief Financial Officer of the Company on November 15, 2004. He formerly was the Company’s Controller.

(6)	Mr. Furticella retired as a full time employee of the Company on November 15, 2004. He currently works on a part time basis for the Company as a consultant.
Compensation of Directors
     All directors who are not also employees of the Company or the Bank received annual directors’ fees from the Bank during 2005 of $20,820. Directors are reimbursed for expenses incurred in connection with attendance at Board and Committee meetings.
Employment Agreement
     The Bank entered into an employment agreement with David A. Bochnowski as President and Chief Executive Officer, effective March 1, 1988 and amended January 18, 1992. The agreement has a three-year term and provides for annual extensions for additional one-year terms, subject to annual review by the Bank’s Board of Directors, unless Mr. Bochnowski gives written notice that the agreement will not be extended further. The agreement provides for a minimum annual salary of $150,000 and for annual salary review by the Board of Directors, as well as inclusion of Mr. Bochnowski in any discretionary bonus plans, customary fringe benefits, vacation and sick leave. The agreement is terminable by the Bank for “cause,” defined in the agreement as termination for dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses) or final cease-and-desist order or a material breach of the agreement. If the Bank were to terminate Mr. Bochnowski without cause, or in the event of his death during the term of the agreement, Mr. Bochnowski or his estate would be entitled to a continuation of his salary for a period of one year thereafter. Mr. Bochnowski may terminate his agreement upon three months’ notice to the Bank.
     The agreement provides that in the event of the termination of Mr. Bochnowski’s employment after any change in “control” of the Company or a change in the capacity or circumstances in which he is employed as contemplated by the agreement, he will be promptly paid a sum equal to 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of the change of control. “Control” is defined in the agreement by reference to the control determinations set forth in federal banking regulations, which generally define “control” as the acquisition by any person or entity of the ownership or power to vote more than 25% of the stock of a bank or its holding company, although under certain circumstances control may occur upon the acquisition of 10% of such stock unless successfully rebutted.
     Mr. Bochnowski’s agreement provides that in the event he becomes disabled during the term of the agreement, he shall continue to receive his full compensation for the first 18 months from the date of such disability, at which time the Bank may terminate the agreement and Mr. Bochnowski shall receive 60% of his monthly salary at the time he became disabled until the earlier of his death or his normal retirement date under the Bank’s Profit Sharing Plan. The agreement provides that these amounts shall be offset by any amounts paid to Mr. Bochnowski under any other disability program maintained by the Bank. The agreement also requires the Bank to maintain term insurance on Mr. Bochnowski’s life in the amount of $750,000, payable to his designated beneficiaries.

1994 Stock Option and Incentive Plan
     Until its expiration in February 2004, the Company had a 1994 Stock Option and Incentive Plan (the “1994 Option Plan”). Pursuant to the 1994 Option Plan, an aggregate of 240,000 shares of the Company’s Common Stock were reserved for issuance in respect of incentive awards granted to officers and other employees of the Company and the Bank. Awards granted under the 1994 Option Plan were in the form of incentive stock options within the meaning of Section 422 of the Code, or non-incentive stock options or restricted stock. As of February 28, 2006, there were options for 97,385 shares of the Company’s Common Stock outstanding under this 1994 Option Plan.
2004 Stock Option and Incentive Plan
     The Board of Directors adopted the Amended and Restated 2004 Stock Option and Incentive Plan (the “2004 Option Plan”), which was approved by shareholders at the 2004 annual meeting, and amended and restated at the 2005 annual meeting of shareholders. The 2004 Option Plan provides for the grant of any or all of the following types of awards (the “Awards”): (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Directors, employees and consultants of the Company and its subsidiaries are eligible for Awards under the Plan. Pursuant to the 2004 Option Plan, the maximum number of shares with respect to which Awards may be made under the 2004 Option Plan is 250,000 shares. The shares with respect to which Awards may be made under the 2004 Option Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. The purpose of the 2004 Option Plan is to promote the long-term interests of the Company and its shareholders by providing a means for attracting and retaining officers and employees of the Company and its subsidiaries. The 2004 Option Plan is administered by the Compensation Committee consisting of Directors Mize, Wieser, Dennison and Krupinski, each of whom is a “non-employee director” as provided under Rule 16b-3 of the Exchange Act, and an “outside director” as provided under Code Section 162(m). The Committee has full and complete authority and discretion, except as expressly limited by the Plan, to grant Awards and to provide for their terms and conditions. As of February 28, 2006, no options had been awarded under the 2004 Option Plan.
Option Grants
     During the year ended December 31, 2005, no stock options or restricted stock awards were granted under the 1994 Option Plan or the 2004 Option Plan to the executive officers named in the Summary Compensation Table.
Option Exercises and Year-End Option Values
     The table below sets forth certain information regarding each exercise of options during the year ended December 31, 2005 by the persons named in the Summary Compensation Table and the unexercised options held by them at December 31, 2005.

					Value of Unexercised
	Number		Number of Unexercised		In-The-Money
	of Shares		Options Held At		Options At
	Acquired	Value	December 31, 2005		December 31, 2005
Name	on Exercise	Realized (1)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)
David A. Bochnowski	6,300	$83,250	6,820	15,225	$73,284	$115,633
Joel Gorelick	—	—	4,000	10,000	42,280	83,925
Jon E. DeGuilio	—	—	1,000	4,800	9,950	36,785
Robert T. Lowry	950	16,825	4,000	3,000	43,540	23,736
Edward J. Furticella	2,239	29,479	3,292	9,500	34,796	75,175

(1)	The value is calculated based on the difference between the option exercise price and the closing price of the Company’s Common Stock on the date of exercise (which was $31.70 per share) multiplied by the number of shares to which the exercise relates.

(2)	These shares could not be acquired by the persons named in the Summary Compensation Table as of December 31, 2005.

Benefits
     Employees’ Savings and Profit Sharing Plan and Trust. The Bank maintains an Employees’ Savings and Profit Sharing Plan and Trust (the “Profit Sharing Plan”) for all employees who meet the plan qualifications. Employees are eligible to participate in the Profit Sharing Plan on the first day of the month coincident with or next following the completion of one year of employment, age 18, and completion of 1,000 hours of employment. The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the limitations imposed by Code Section 401(k). Participants electing pre-tax contributions are always 100% vested in their contributions and the earnings on their investments. Participants can also borrow from their pre-tax contributions pursuant to uniform provisions meeting the requirements of the Code, using their account assets as collateral. The Profit Sharing Plan feature is non-contributory on the part of the employee. Contributions to the Profit Sharing Plan made by the Bank are discretionary and are based on the Bank’s financial performance. The Bank contributed $396,602 to the Profit Sharing Plan for the year ended December 31, 2005. The amounts of these contributions on behalf of the executive officers named in the Summary Compensation Table are included in that table under the column “All Other Compensation.” Profit Sharing benefits vest on the following scale: two years of service, 40% of benefits accrued through the prior plan year; three years of service, 60% of benefits accrued through the plan year; four years of service, 80% of benefits accrued through the prior plan year; and five years of service, 100% of benefits accrued through the prior plan year. Participants become 100% vested in the employer contributions and earnings thereon credited to their account upon their death, approved disability or attainment of age 65 while employed with the Bank.
     Unqualified Deferred Compensation Plan. The Bank adopted an Unqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) during 1995. The purpose of the Deferred Compensation Plan is to provide deferred compensation to key senior management employees of the Bank in order to recognize their substantial contributions to the Bank and to provide them with additional financial security as inducement to remain with the Bank. The Deferred Compensation Plan is administered by the Bank’s Compensation Committee. In order to be eligible for participation in the Deferred Compensation Plan, an employee must hold a key management, full-time position in which he has the opportunity to impact significantly on the annual operating success of the Bank. Of those eligible employees, the Compensation Committee selects which persons shall be participants in the Deferred Compensation Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer-funded contributions under all qualified plans and the limitations imposed by Code subsection 401(a)(17) and Code section 415. Following the cessation of the employment of the participant by the Bank for any reason, including the participant’s death, the participant’s account is distributed to the participant (or, in the event of his death, to his designated beneficiary) in a lump sum cash payment. Currently, David A. Bochnowski is the only participant in the Deferred Compensation Plan. For the year ended December 31, 2005, the Bank credited $6,738 to Mr. Bochnowski’s account under the Deferred Compensation Plan. This amount is included in Mr. Bochnowski’s compensation in the Summary Compensation Table under the column “All Other Compensation.”
     Supplemental Executive Retirement Plan. In December 1999, the Bank established a Supplemental Executive Retirement Plan (the “Supplemental Retirement Plan”) as an unfunded, non-qualified deferred compensation plan. The purpose of the Supplemental Retirement Plan is to provide a means for the payment of supplemental retirement benefits to a select group of key senior management employees, in recognition of their substantial contributions to the operation of the Bank, and to provide those individuals with additional financial security. The Board of Directors determines the Plan participants and contributions. This plan was terminated on November 16, 2005.
     Bank Loans. From time to time, the Bank makes loans to the Company’s directors and officers and their family members, subject to the insider lending restrictions of Regulation O under the Federal Reserve Act. All of such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and do not involve more than the normal risk of repayment or present other unfavorable features. Loans made to a director or executive officer in excess of $500,000 must be approved in advance by the disinterested members of the Bank’s Board of Directors.
     Health and Insurance Benefits. The Bank provides a selection of group medical insurance benefits for all full-time employees. Employees have the option of selecting the type of coverage. The Bank pays 80% for single employee coverage and 70% for employee plus dependent coverage. Life insurance and accidental death and dismemberment insurance is also provided to all employees who have completed one year of employment with more than 1,000 hours of service and have reached their 18th birthday. The Company also sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees of the Company. Eligible retirees are those who have attained age 65, have completed at least 18 years and are covered under the group medical plan as of the date of their retirement. Currently, the Company pays 30% of the retiree medical coverage premium, and retirees pay 100% of the premiums for all dependent medical coverage.
Compensation Committee Report on Executive Compensation
     The Compensation Committee of the Board of Directors establishes the compensation of the Bank’s executive officers. In setting compensation levels, the Company seeks to create a cost-effective and fair package that will attract, retain, and motivate the finest employees available to the Company and the Bank. The Bank compensates each executive officer based primarily on the following factors:
▪	The executive’s level of job responsibility and performance;

▪	The Company’s performance; and

▪	Compensation available from comparable companies and rivals for an executive’s services.
     The Company structures compensation to motivate executives to achieve the Company’s strategic goals. Accordingly, executive compensation is linked to the Company’s short-term and long-term performance.
     The Committee also attempts to maintain the Company’s compensation package at a level consistent with compensation paid by comparable firms. The Committee considered various surveys, including those available from SNL Securities, Cole Financial, Inc. and America’s Community Bankers.
     Cash Incentive Program
     The Compensation Committee and the Board have established an incentive compensation system designed to offer positive salary rewards for peak performance to all employees. The incentive compensation is geared towards rewarding performance that results in increased profitability of the Company. In addition, incentive compensation is awarded for consistent performance tied to corporate goals rather than short-swing profits. The incentive compensation is discretionary and approved by the Board on an annual basis, as strategic goals are achieved.
     The incentive compensation is paid from a pool of funds created each year based on the Company’s return on equity, return on assets, and increase in earnings per basic share. Each of the three measures is tied to a factor, which is then multiplied by the Company’s annual net income after incentive compensation expense to determine the incentive compensation pool. The Board also has the discretion to increase the size of the incentive compensation pool to reward outstanding performance consistent with long and short-range goals. No Board discretionary funds were included in the 2005 incentive compensation pool. The incentive compensation pool is generally allocated to the Bancorp’s employees in the following manner: 30% to the

Chief Executive Officer, 52% to Vice Presidents and 18% to other employees. The Chief Executive Officer, with Board approval, may reallocate a portion of his incentive compensation pool to the other compensation pools.
     The allocated incentive compensation pools can be utilized to supplement the cash remuneration of the Bancorp’s management according to the following guidelines: Vice Presidents up to 10% of salary; Senior Vice Presidents up to 20% of salary; Executive Vice Presidents up to 35% of salary; and Chief Executive Officer up to 50% of salary. The incentive compensation for Vice Presidents, Senior Vice Presidents and Executive Vice Presidents is awarded based on a performance review by the Chief Executive Officer, which is reviewed and approved by the Company’s Compensation Committee and Board. The performance review incorporates the following criteria: strategic plan implementation and goal achievement, core competencies of leadership, management, communications, initiative and time management, corporate commitment, and community/professional development. The Compensation Committee and Board conduct the Chief Executive Officer’s performance review and determine his incentive compensation.
     Utilizing the above described factors, effective January 25, 2006, the Compensation Committee and the Board authorized the payment of cash incentive compensation for the year ended December 31, 2005. The amount granted to each Named Executive Officer is set forth in the “Summary Compensation Table” above.
     Equity Based Compensation
     Stock options and restricted stock granted under the Company’s 2004 Option Plan provide a direct link between executive compensation and long-term creation of shareholder value. Customarily, options and shares of restricted stock awarded by the Company do not become exercisable until five years after the grant (barring a change in control in the Company). Further, unvested options and shares of restricted stock are forfeited immediately upon the termination of employment of an optionholder for cause or for any reason other than death, disability, or retirement. Vested options must be exercised within three months following separation from service for any reason other than the death, disability or retirement of the optionholders. Upon death, disability or retirement of an optionee, options vested at such time may be exercised at any time during the remaining option term. The Compensation Committee, composed of members Mize (Chairman), Dennison, Wieser, and Krupinski in 2005, proposes awards of options and restricted stock based upon (1) the Company’s earnings, (2) the Company’s performance when compared to its peers, (3) the Company’s achievement of strategic goals, and (4) the executive’s performance. No options or restricted stock were awarded in 2005.
     Compensation of Chief Executive Officer
     David A. Bochnowski’s compensation for 2005 was determined in accordance with the same procedures and standards as for the other executive officers of the Company. For 2005, the Committee procured a report on executive compensation from Cole Financial, Inc. to assist the Committee in evaluating Mr. Bochnowski’s compensation under the comparability standards described above. Taking into account the Company’s asset and net income growth, return on assets and return on equity results, and operating expenses, the Cole Report concluded that Mr. Bochnowski’s compensation (salary, incentive and options) was competitive when compared to similarly performing peers. The Cole Report also found that the compensation (salary, incentive and options) paid to Messrs. Gorelick, DeGuilio and Lowry was also competitive. The Board of Directors and the Compensation Committee approved

Mr. Bochnowski’s compensation for 2005, as well as the 2005 compensation of Messrs. Gorelick, DeGuilio and Lowry.

Compensation Committee Members in 2005
Stanley E. Mize (Chairman)
Lourdes M. Dennison
James L. Wieser
Kenneth V. Krupinski
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee members during 2005 were Directors Dennison, Wieser, Mize and Krupinski. None of such members was involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee of the Company.
Transactions With Certain Related Persons
     As stated above under “Benefits – Bank Loans,” from time to time the Bank makes loans to the Company’s directors. In addition, the Bank paid consulting fees to Frank J. Bochnowski for services rendered during 2005 of $39,180.
Comparative Stock Performance
     The performance graph and table below compare the cumulative total shareholder return for the Company with the cumulative total return for the Russell 2000 Index and for the SNL Securities index of bank stocks having $500 million to $1 billion in assets (“SNL $500M-$1B Bank Index”).
NorthWest Indiana Bancorp
Total Return Performance

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
NorthWest Indiana Bancorp	100.00	111.72	134.57	178.31	217.76	196.75
Russell 2000	100.00	102.49	81.48	120.00	142.00	148.46
SNL $500M-$1B Bank Index	100.00	129.74	165.63	238.84	270.66	282.26

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has renewed the Company’s arrangements with Crowe Chizek and Company LLC, independent registered public accounting firm, to be its auditors for the year ending December 31, 2006, subject to ratification by shareholders. A representative of Crowe Chizek and Company LLC is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
The Board of Directors recommends a vote FOR ratification.
Independent Registered Public Accounting Firm’s Services and Fees
     The Company incurred the following fees for services performed by Crowe Chizek and Company LLC in fiscal 2005 and 2004.
     Audit Fees
     Fees for professional services provided in connection with the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-Q were $81,400 for fiscal year 2005 and $70,450 for fiscal year 2004.
     Audit-Related Fees
     Crowe Chizek and Company LLC provided audit-related services related to the 2004 Option Plan registration statement to the Company in fiscal year 2004 for which they were paid $2,000. They did not provide audit-related services in 2005.
     Tax Fees
     Fees for services rendered to the Company for tax compliance, tax advice and tax planning, which included assistance in the establishment of an investment subsidiary and assistance in the preparation and filing of tax returns, were $20,950 for fiscal year 2005 and $22,650 for fiscal year 2004.
     All Other Fees
     Fees for all other permissible services that do not fall within the above categories, including Securities and Exchange Commission (the “SEC”) reporting compliance and postretirement benefit plan valuation were $6,642 for fiscal year 2005 and $0 for fiscal year 2004.
     Pre-Approval Policy
     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
     For fiscal 2005, pre-approved non-audit services included only those services described above for “Audit-Related Fees,” “Tax Fees,” and “All Other Fees.” No fees for non-audit services were paid by the Company to Crowe Chizek and Company LLC for 2005.

Report of Audit Committee
     We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005. We have discussed with the Company’s independent registered public accounting firm, Crowe Chizek and Company LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also received and reviewed the written disclosures and the letter from Crowe Chizek and Company LLC, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent registered public accounting firm the auditors’ independence.
     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
     We have also concluded that the provision by Crowe Chizek and Company LLC of non-audit related services to the Company and the Bank during 2005 is compatible with maintaining the auditors’ independence.
Audit Committee Members in 2005
James L. Wieser (Chairman)
Stanley E. Mize
Kenneth V. Krupinski
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth, as of February 28, 2006, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Company’s Common Stock and as to the shares of the Common Stock beneficially owned by the persons named in the “Summary Compensation Table” and by all directors and executive officers as a group. Persons and groups owning more than 5% of the Common Stock are required to file certain reports regarding such ownership with the Company and the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on such reports, management knows of no persons, other than as set forth in the table below, who owned more than 5% of the Common Stock at February 28, 2006. Individual beneficial ownership of shares by the Company’s directors is set forth in the table above under “Election of Directors.” Beneficial ownership by directors and officers includes shares underlying stock options held by such persons that are exercisable within 60 days of February 28, 2006.

Name and Address	Amount and Nature		Percent of Shares
of Individual or	of Beneficial		of Common Stock
Identity of Group	Ownership		Outstanding
David A. Bochnowski 10203 Cherrywood Lane Munster, IN 46321	332,188	(1)	11.9%
Joel Gorelick 8589 West 85th Street Schererville, IN 46375	63,396	(2)	2.3%
Robert T. Lowry 730 Clover Lane Crown Point, IN 46307	18,116	(3)	0.65%
Jon E. DeGuilio XXXXX XXXXX, XX XXXXX	4,642	(4)	0.17%
All current directors and executive officers as a group (13 persons)	692,325	(5)	24.5%

(1)	Includes 187,220 shares held jointly with Mr. Bochnowski’s spouse, 42,246 shares as to which Mr. Bochnowski’s spouse has voting and dispositive power and 26,400 shares which are owned by his children for which his spouse is custodian or trustee. Also includes stock options representing 9,820 shares of Common Stock which were exercisable at, or within 60 days after, the Voting Record Date, 7,097 shares held as co-trustee of a trust for the benefit of Mr. Bochnowski’s children, 1,800 shares of restricted stock over which Mr. Bochnowski has voting but not dispositive power and 48,000 shares purchased by Mr. Bochnowski under the Profit Sharing Plan as to which Mr. Bochnowski has dispositive and voting power. Does not include stock options for 12,225 shares which are not exercisable within 60 days of the Voting Record Date.

(2)	Includes 882 shares owned by Mr. Gorelick’s spouse and 9,294 shares held jointly with his spouse. Also includes stock options representing 7,000 shares of Common Stock which were exercisable at, or within 60 days after, the Voting Record Date, 1,000 shares owned as custodian for his children, and 1,600 shares held jointly with Mr. Gorelick’s mother. Also includes 900 shares of restricted stock over which Mr. Gorelick has voting but not dispositive power and 11,543 shares purchased by Mr. Gorelick under the Profit Sharing Plan as to which Mr. Gorelick has dispositive and voting power. Excludes options for 7,000 shares which are not exercisable within 60 days of the Voting Record Date.

(3)	Includes 535 shares owned by Mr. Lowry’s spouse and 1,455 shares held jointly with Mr. Lowry’s spouse. Also includes stock options representing 4,750 shares of Common Stock that were exercisable at, or within 60 days after, the Voting Record Date, 100 shares of restricted stock over which Mr. Lowry has voting but not dispositive power and 9,523 shares purchased by Mr. Lowry under the Profit Sharing Plan as to which Mr. Lowry has dispositive and voting power. Excludes options for 2,250 shares which are not exercisable within 60 days of the Voting Record Date.

(4)	Includes 81 shares owned jointly with Mr. DeGuilio’s spouse. Also includes stock options representing 2,000 shares of Common Stock which were exercisable at, or within 60 days after, the Voting Record Date, and 2,561 shares purchased by Mr. DeGuilio under the Profit Sharing Plan as to which Mr. DeGuilio has dispositive and voting power. Excludes options for 3,800 shares which are not exercisable within 60 days of the Voting Record Date.

(5)	Includes 37,812 shares as stock options which the Company’s executive officers hold under the 1994 Option Plan and which were exercisable at, or within 60 days after, the Voting Record Date. Such shares have been added to the total shares outstanding in order to determine the ownership percentage of the Company’s directors and executive officers as a group at the Voting Record Date. Excludes options for 33,275 shares which are not exercisable within 60 days of the Voting Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership with the SEC. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 2005, it has complied with all filing requirements applicable to its officers, directors, and greater than 10% shareholders, provided that Mr. Furticella’s exercise of an option for 531 shares on June 16, 2005, was reported about nine months late.
SHAREHOLDER PROPOSALS
     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Company and included in the Proxy Statement and form of proxy relating to that meeting must be received at the main office of the Company for inclusion in the proxy statement no later than 120 days in advance of March 24, 2007. Any such proposal should be sent to the attention of the Secretary of the Company at 9204 Columbia Avenue, Munster, Indiana 46321, and will be subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s articles of incorporation, by-laws and Indiana law.
     A shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in the Company’s proxy statement and form of proxy, will be considered untimely if it is received by the Company later than 90 days prior to the Annual Meeting. If the Company receives notice of such proposal after such time, each proxy that the Company receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even through there is no discussion of the proposal in the Company’s proxy statement for the next Annual Meeting.
SHAREHOLDER COMMUNICATIONS
     The Board of Directors of the Company has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to NorthWest Indiana Bancorp, Board of Directors, c/o Secretary, 9204 Columbia Avenue, Munster, Indiana 46321. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.
CODE OF ETHICS
     The Company has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Ethics Code is posted on the Company’s website at www.ibankpeoples.com. The Company intends to disclose any waivers of the Ethics Code for directors or executive officers of the Company and any amendments to the Ethics Code by posting such waivers and amendments on its website.
     In connection with the Ethics Code, the Bank’s Board of Directors and Audit Committee have also established procedures for (a) the receipt, retention and treatment of complaints, reports and concerns regarding the conduct of the employees, officers and/or directors of the Company and the Bank, including illegal and/or unethical behavior, accounting or auditing matters, or violations of the Bank’s policies, and

(b) the confidential, anonymous submission of complaints, reports and concerns regarding the same. Any person with concerns regarding accounting matters or compliance matters may report their concerns on a confidential or anonymous basis to the Audit Committee of the Bank by calling the independent, toll-free ethics line, 1-800-727-3217, established by the Bank for that purpose. The procedures relating to the treatment and retention of any such reports are posted on the Company’s website at www.ibankpeoples.com.
ANNUAL REPORT ON FORM 10-K
     Upon written request, the Company will furnish to shareholders, without charge, a copy of the Company’s most recent Annual Report on Form 10-K (including financial statements and schedules, but excluding exhibits). Send your request to: Secretary, NorthWest Indiana Bancorp, 9204 Columbia Avenue, Munster, Indiana 46321.
INCORPORATION BY REFERENCE
     To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, the sections of this Proxy Statement entitled “Compensation Committee Report on Executive Compensation,” “Comparative Stock Performance” and “Report of Audit Committee” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

Jon E. DeGuilio, Executive Vice President and Secretary

March 24, 2006

NORTHWEST INDIANA BANCORP
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
I hereby appoint Jon E. DeGuilio and Edward J. Furticella my proxies, with power of substitution, to vote all shares of the Company’s Common Stock which I am entitled to vote at the Annual Meeting of Shareholders, to be held at the Corporate Center of Peoples Bank, 9204 Columbia Avenue, Munster, Indiana, on Wednesday, April 19, 2006, at 10:30 A.M., and at any adjournment, as follows:

1. ELECTION OF DIRECTORS	FOR nominees listed below (except those stricken below ❒	WITHHOLD AUTHORITY to vote for all nominees listed below ❒

David A. Bochnowski	James L. Wieser	Kenneth V. Krupinski	Anthony Puntillo, D.D.S., M.S.D.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee strike through that nominee’s name above.)
2. PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC, as independent registered public accounting firm for the fiscal year ending December 31, 2006.

❒ FOR	❒ AGAINST	❒ ABSTAIN
3.	In their discretion on any other matters that may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the other side)
(Continued from other side)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREON AND, IN THE ABSENCE OF SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR ALL OTHER PROPOSALS.
Please sign exactly as your name appears below. When shares are held by two or more persons, all of them should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. Receipt of Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders is hereby acknowledged.

Signature	Signature if Held Jointly

Date __________________, 2006

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.